Exhibit 99.1

From: Michael R. Hogan, CAO & CFO	For questions, contact:
Michael R. Hogan, CAO & CFO
(314) 286-8003

FOR IMMEDIATE RELEASE

September 19, 2006

SIGMA-ALDRICH (NASDAQ: SIAL) REACHES SETTLEMENT WITH ENZO

St. Louis, MO — Sigma-Aldrich Corporation and named subsidiaries announced today that it has reached a settlement with Enzo Biochem, Inc., Enzo Life Sciences, and Yale University. The settlement between the parties and the stipulation and order of dismissal with prejudice of all claims and defenses brought or raised by any party in the action was approved by Judge John E. Sprizzo last week. The settlement resolves all issues regarding the lawsuit filed on October 23, 2002 in the United States District Court for the Southern District of New York against Sigma-Aldrich.

Terms of the settlement were not disclosed. The settlement will not have a material adverse effect on the consolidated financial condition, results of operations, or liquidity of Sigma-Aldrich Corporation.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals, and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has 7,200 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com.